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                                  EXHIBIT 99.1

POPE & TALBOT, INC.

NEWS                                                       Contact:  C. Lamadrid

RELEASE 95-13

For release at 1:45 p.m. PST, Monday, December 11, 1995

     POPE & TALBOT ANNOUNCES SALE OF ITS DISPOSABLE DIAPER BUSINESS

             PORTLAND, OR -- Pope & Talbot, Inc. announced today that it has entered into a definitive agreement to sell its disposable diaper business to Paragon Trade Brands, Inc. for a total consideration of $65 million, comprised of $50.5 million cash and Paragon common stock valued at $14.5 million. Pope & Talbot's diaper business generated approximately $157 million of revenues in 1994, or 24 percent of total 1994 Company revenues of $660 million. Cash received from the transaction will be used to pay down existing bank lines of credit. Consummation of the transaction is subject to Hart-Scott-Rodino review and other customary closing conditions.

             Peter T. Pope, Chairman and Chief Executive Officer, stated, "Competitive pressures from branded producers of disposable diapers have forced the private label diaper business to reduce costs, and the most effective way to achieve this is through consolidation." Mr. Pope continued, "this sale will allow the Company to eliminate losses from the diaper business, improve the balance sheet and position the Company to take advantage of future opportunities." Mr. Pope concluded, "Pope & Talbot intends to remain in the private label consumer products tissue business as the fundamentals of this business have improved during 1995."

             This transaction will generate no material gain or loss for Pope & Talbot.

             Pope & Talbot, Inc. is a publicly held, Portland, Oregon-based paper, pulp and wood products company traded on the NYSE. Pope & Talbot was founded in 1849 and has operations throughout the United States and in Canada.

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